Exhibit 99.1
LMI Aerospace, Inc.
Post Office Box 900
St. Charles, Missouri 63302

For more information,
Contact Ed Dickinson, 636/916-2150

FOR IMMEDIATE RELEASE

LMI AEROSPACE, INC. PROVIDES COMMENTS
ON 2001 OPERATING RESULTS AND UPDATES OUTLOOK FOR 2002

New Cymer and Gulfstream Orders Help 2002

        St. Louis, April 2, 2002 – LMI Aerospace, Inc. (NASDAQ/NMS:LMIA) recently announced its fourth quarter 2001 and full year operating results. LMI reported net sales of $70.8 million, up 27 percent from 2000, and net income of $3.0 million, or $0.36 per share, compared to a net loss of $1.3 million in 2000. Net income in the fourth quarter of $110,000 was reduced by a $311,000 after tax charge for a decline in market value of certain securities, as well as lower operating results and inventory adjustments at its Tempco Engineering subsidiary. Operating income from aerospace operations in the fourth quarter 2001 were consistent with those reported in the second and third quarters of 2001.

        Ronald S. Saks, president and chief executive officer of LMI Aerospace, Inc. said, “We expect our sales for 2002 to total between $78 and $82 million, an increase from our April 1, 2002 release. Based on additional orders received just yesterday, we now expect sales from our recently acquired Tempco Engineering subsidiary to generate $22 million to $23 million. These increases are due in large part to a near doubling of orders from Cymer, which should account for over $10 million in revenue.” Tempco Engineering, acquired on April 1, 2001, had sales of $10.3 million for the nine-month period LMI owned the Company in 2001. Sales at Tempco for the first quarter of 2002 were $5.8 million.

        Saks continued, “Conversely, sales by remaining LMI divisions to aerospace customers are expected to decline from $60 million in 2001 to $56 to $59 million in 2002. Lower production rates for large commercial aircraft and flat production rates in corporate and regional aircraft will overshadow an increase in demand for military components and recent offload orders for new components from Gulfstream.”

        Gross profit is expected to be between 20 and 23 percent in 2002, consistent with the 21 percent generated in 2001. Selling, general and administrative expenses should be approximately $10.2 million, unchanged from 2001. These expenses for 2002 will not include any amortization of goodwill, which totaled $0.4 million in 2001, due to the Company’s adoption of FASB 142, under which goodwill is subject to annual impairment testing.

        For the full year 2002, the Company expects capital additions and working capital investment to total $4 million to $5 million. “Accordingly, cash flow should enable us to reduce net long-term debt to $7 million to $8 million by the end of 2002", Saks said.

        He added, “We continue to invest in manufacturing and information technology, and intend to take advantage of our firm financial condition to significantly improve our relationship with key customers. We continue to review acquisition opportunities which are reasonably priced and provide further diversification of our customer base and product mix, as well as adding to our core competencies. We believe that adequate financing is available to us, and we are pursuing these opportunities.”

        “We also believe that as 2002 progresses, the weakened financial condition of a number of competing suppliers may result in transfers of components and subassemblies to more capable, financially secure suppliers. Given our Company’s financial strength, this potential opportunity could provide us with added revenue not currently included in the above estimates.”

        LMI Aerospace, Inc. is a leading supplier of quality components to the aerospace and technology industries. The Company operates six manufacturing facilities that fabricate, finish and integrate close tolerance aluminum and specialty alloy components for commercial, corporate, regional and military aircraft, and for laser equipment used in the semiconductor and medical industries. Its products include leading edge wing slats and lens assemblies; cockpit window frame assemblies; fuselage skins and supports; passenger and cargo door frames and supports; and excimer laser components.

        This press release includes forward-looking statements related to LMI Aerospace’s outlook for 2002 and future periods, which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in LMI Aerospace’s filings with the Securities and Exchange Commission.